Exhibit 99.1

GETTY IMAGES REPORTS RECORD FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2005

Record Revenue and Powerful Business Model Drive 30 Percent Operating Margin

Announces Immediately Accretive Acquisition of Digital Vision

SEATTLE, April 20, 2005 – Getty Images, Inc. (NYSE:GYI), the world’s leading imagery company, today reported results for the first quarter ended March 31, 2005. The company also announced today the all-cash acquisition of Digital Vision for $165 million.

Quarterly Highlights

•	Revenue grew 14 percent over the first quarter of 2004

•	Operating margin improved to 30 percent compared to 27 percent in the year-ago quarter

•	Earnings per diluted share increased more than 25 percent to $0.54 from $0.43 in the first quarter of 2004

“We ended the first quarter with a particularly strong performance in March, the best month in our history, resulting in record quarterly revenue of $178.1 million,” said Jonathan Klein, Getty Images’ co-founder and CEO. “In the quarter we delivered on our key initiatives to grow overall volumes, accelerate international growth and expand our leadership in the editorial segment. Due to the powerful leverage in our business model, we achieved an operating margin of 30 percent. We have tremendous momentum as we celebrate our tenth anniversary and look forward to the next decade of growth.”

For the first quarter, revenue grew 13.8 percent to $178.1 million, compared to $156.5 million in the first quarter of 2004. Excluding the effects of changes in currency exchange rates, revenue grew 11.1 percent. Operating income for the first quarter of 2005 grew 24.7 percent to $53.5 million, or 30.1 percent of revenue, compared to $42.9 million, or 27.4 percent of revenue, in the same quarter last year.

Net income grew 30.8 percent to $34.1 million from $26.1 million the prior year. Earnings per diluted share grew 25.6 percent to $0.54 from $0.43 the prior year.

Gross margin for the first quarter was 71.2 percent, down slightly from 72.0 percent in the first quarter of 2004. Selling, general and administrative expenses (SG&A) totaled $60.1 million, up $5.3 million from the first quarter of 2004. As a percentage of revenue, SG&A declined to 33.7 percent in the first quarter of 2005, its lowest level in company history, compared to 35.0 percent in the same quarter last year.

Cash and short-term investment balances were $572.7 million at March 31, 2005, up from $520.7 million at December 31, 2004.

For the first quarter of 2005, net cash provided by operating activities rose 24.0 percent to $54.1 million compared to $43.7 million for the same period of 2004. The acquisition of property and equipment totaled $8.1 million, compared to $9.1 million for the first quarter of 2004.

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Getty Images, Inc.

First Quarter 2005 Financial Results

Digital Vision Acquisition

The company today also announced the acquisition of privately-held Digital Vision for $165 million in cash.

London-based Digital Vision is one of the leading providers of royalty-free imagery in the world. Getty Images’ PhotoDisc collections, the world leader in royalty-free imagery, pioneered the royalty-free licensing model for stock photography. The majority of Digital Vision’s image collection is already available at gettyimages.com through Getty Images’ Image Partner program.

“The acquisition of Digital Vision is a home run – strategically, commercially and financially,” Klein continued. “Digital Vision is the largest of our Image Partners and also the most successful. This transaction unequivocally confirms our leadership position in royalty-free imagery, a licensing model which is accelerating in all our major segments and geographies. Also, much of Digital Vision’s imagery content is wholly-owned, which will help us to explore further innovative offerings such as subscription licensing models and content for emerging broadband-enabled platforms, such as wireless.”

The acquisition is expected to be immediately accretive to earnings and at least five percent accretive to 2006 earnings per diluted share, post synergies. The company estimates the purchase price represents less than five times expected incremental 2006 EBITDA (earnings before interest, taxes, depreciation and amortization), post synergies.

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of April 20, 2005. The company currently does not intend to update these forward-looking statements until the next quarterly results announcement.

For the second quarter of 2005 the company expects to report revenue in the range of $178 million to $183 million and earnings per diluted share of $0.51 to $0.54. For 2005, the company expects revenue in the range of $720 million to $730 million and earnings per diluted share of $2.17 to $2.30. Guidance includes estimated amortization of intangibles related to the Digital Vision acquisition of approximately $1.5 million for the second quarter (or $0.01 per diluted share after tax) and $5.3 million for the full year (or $0.05 per diluted share after tax). The number of fully diluted shares assumed in the earnings per share guidance is approximately 65 million.

Web cast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 800.289.0544 (North America) or 913.981.5533 (international). There will be a live web cast of the conference call, which can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The company will also provide a replay of the conference call at 888.203.1112 (North America) or 719.457.0820 (international), confirmation number 3042960, until April 22, at 9:00 pm PT. The web cast will be archived on the Getty Images Web site and will be available until April 20, 2006.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These

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Getty Images, Inc.

First Quarter 2005 Financial Results

risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

About Getty Images

Getty Images is the world’s leading imagery company, creating and providing the largest and most relevant collection of still and moving images to communication professionals around the globe. From news and sports photography to contemporary and archival imagery, Getty Images’ products are found each day in newspapers, magazines, advertising, films, television, books and Web sites. Gettyimages.com is the first place customers turn to search, purchase and download powerful imagery. Seattle-headquartered Getty Images is a global company with customers in more than 100 countries.

Contacts:

Investors:	Media:

David Parker	Deb Trevino
Vice President, Investor Relations	Vice President, Communications
206.925.6930	206.925.6474
david.parker@gettyimages.com	deb.trevino@gettyimages.com

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Getty Images, Inc.

First Quarter 2005 Financial Results

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

THREE MONTHS ENDED MARCH 31,	2005	2004
(In thousands, except per share amounts)
Revenue	$178,094	$156,512
Cost of sales	51,254	43,806

Gross profit	126,840	112,706

Selling, general and administrative expenses	60,054	54,718
Depreciation	12,035	13,823
Amortization	1,222	1,094
Other operating (income) expenses	(16)	129

Operating expenses	73,295	69,764

Income from operations	53,545	42,942
Interest expense	(962)	(1,067)
Investment income	2,889	1,743
Exchange losses, net	(490)	(708)

Income before income taxes	54,982	42,910
Income tax expense	(20,874)	(16,824)

Net income	$34,108	$26,086

Earnings per share
Basic	$0.56	$0.45
Diluted	0.54	0.43

Shares used in computing earnings per share
Basic	60,944	57,666
Diluted	63,692	60,157

Getty Images, Inc.

First Quarter 2005 Financial Results

CONSOLIDATED BALANCE SHEETS

(unaudited)

	MARCH 31, 2005	DECEMBER 31, 2004
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$274,589	$194,752
Short-term investments	298,154	325,958
Accounts receivable, net	100,632	89,272
Prepaid expenses	8,382	10,651
Deferred income taxes, net	8,335	8,335
Other current assets	2,687	2,894

Total current assets	692,779	631,862
Property and equipment, net	107,666	112,501
Goodwill	628,073	628,717
Identifiable intangible assets, net	12,567	13,874
Deferred income taxes, net	41,844	54,652
Other long-term assets	9,801	9,978

Total assets	$1,492,730	$1,451,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$74,108	$67,362
Accrued expenses	31,209	42,810
Income taxes payable	5,252	3,608

Total current liabilities	110,569	113,780
Long-term debt	265,000	265,000
Other long-term liabilities	10,254	9,692

Total liabilities	385,823	388,472

Stockholders’ equity
Common stock	611	607
Additional paid-in capital	1,227,877	1,210,203
Unearned compensation	(2,506)	—
Accumulated deficit	(134,495)	(168,603)
Accumulated other comprehensive income	15,420	20,905

Total stockholders’ equity	1,106,907	1,063,112

Total liabilities and stockholders’ equity	$1,492,730	$1,451,584

Getty Images, Inc.

First Quarter 2005 Financial Results

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

THREE MONTHS ENDED MARCH 31,	2005	2004
(In thousands)
Cash flows from operating activities
Net income	$34,108	$26,086
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	17,329	14,636
Depreciation	12,035	13,823
Amortization of identifiable intangible assets	1,222	1,094
Bad debt expense	691	1,421
Amortization of debt issuance costs	590	477
Other changes in long-term assets and liabilities	675	1,021

Changes in current assets and liabilities, net of effects of business acquisitions
Accounts receivable	(14,429)	(11,154)
Accounts payable	7,452	7,024
Accrued expenses	(12,143)	(8,035)
Income taxes payable	2,606	(3,144)
Changes in other current assets and liabilities	4,004	424

Net cash provided by operating activities	54,140	43,673

Cash flows from investing activities
Acquisition of available-for-sale investments	(65,641)	(113,952)
Proceeds from sale of available-for-sale investments	90,947	77,782
Acquisition of property and equipment	(8,102)	(9,097)

Net cash provided by (used in) investing activities	17,204	(45,267)

Cash flows from financing activities
Proceeds from the issuance of common stock	9,748	12,448
Debt issuance costs paid	(133)	(136)

Net cash provided by financing activities	9,615	12,312

Effects of exchange rate differences	(1,122)	1,250

Net increase in cash and cash equivalents	79,837	11,968
Cash and cash equivalents, beginning of period	194,752	57,018

Cash and cash equivalents, end of period	$274,589	$68,986